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                                                                    EXHIBIT 11.1


                              LIDAK PHARMACEUTICALS

                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE




                                         Years Ended September 30,
                                     1994           1995            1996
                                 -------------  ------------  -------------
Weighted average number of
  common shares outstanding (1)     25,620,239    29,338,418      32,072,994

Less:  Weighted average number
  of common escrow shares (2)       (453,281)              0              0
                                 -------------  ------------  -------------


Weighted average number of
  common shares outstanding       25,166,958     29,338,418     32,072,944
                                 ------------   ------------  -------------

Net loss                         $(4,813,341)  $(10,173,001)   $(6,130,241)
                                 ------------   ------------  -------------

Net loss per share                   $ (0.19)       $ (0.35)       $ (0.19)
                                 ============    ===========   ============

1) Common equivalent shares have been excluded from the number of shares used in the calculation of weighted average number of common shares as their inclusion would be antidilutive.

2) Represents shares of common stock which had been placed in escrow and were subject to forfeiture and accordingly, have been excluded from the number of shares used in the calculation of weighted average number of shares outstanding.